Exhibit 99.1
Hawthorn Bancshares Reports Results for the Three and Nine Months Ended September 30, 2022
Third Quarter 2022 Highlights
•Net income of $4.9 million, or $0.73 per diluted share

•Net interest margin, fully taxable equivalent ("FTE") of 3.56%

•Return on average assets and equity of 1.08% and 15.30%, respectively

•Loans increased $64.2 million, or 4.5%, compared to the linked second quarter 2022 (“linked quarter”)

•Deposits increased $62.0 million, or 4.0%, compared to the linked quarter

Jefferson City, MO — October 26, 2022 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $4.9 million for the third quarter 2022, an increase of $0.4 million compared to the linked quarter 2022 and a decrease of $0.9 million from the third quarter 2021 (the "prior year quarter"). Earnings per diluted share (“EPS”) was $0.73 for the third quarter 2022 compared to $0.66 and $0.84 for the linked quarter and prior year quarter, respectively. Net income and EPS for the third quarter 2022 increased from the linked quarter primarily due to lower provision expense and higher net interest income in the third quarter, partially offset by higher non-interest expense.
Chairman David T. Turner commented, "Hawthorn Bank continued to perform very well in the third quarter of 2022. Hawthorn Bancshares reported $4.9 million of net income and $0.73 in earnings per diluted share for the third quarter. We continue to see strong loan demand, as evidenced by our $64 million, or 4.5% growth in loans as compared to the linked quarter. Deposits grew $62 million in the third quarter, or 4.0% compared to the linked quarter. We are continuing to adapt to the ever-increasing interest rate environment. We saw strong growth in our loan yield as compared to the linked quarter, however, we are also seeing our cost of funds increase consistent with a rising rate environment. Asset quality remains strong as evidenced in the steady decline in non-performing loans as a percentage of total loans. As previously mentioned, rising interest rates have had and will continue to have negative impacts on our mortgage loan production and the overall profit contribution from that team."
Turner continued, "We continue to be excited about further growth opportunities in the markets we serve and stand ready as the community bank of choice to support their financial needs."

Highlights
•Earnings – Net income of $4.9 million for the third quarter 2022 increased $0.4 million, or 9.8%, from the linked quarter, and decreased $0.9 million, or 15.0%, from the prior year quarter. EPS was $0.73 for the third quarter 2022 compared to $0.66 for the linked quarter, and $0.84 for the prior year quarter.
•Net interest income and net interest margin – Net interest income of $15.1 million for the third quarter 2022, increased $0.5 million from the linked quarter, and decreased $0.3 million from the prior year quarter. Net interest margin, on an FTE basis, was 3.56% for the third quarter, a decrease from 3.64% for the linked quarter, and a decrease from 3.78% for the prior year quarter.

•Loans – Loans held for investment increased by $64.2 million, or 4.5%, equal to $1.5 billion as of September 30, 2022 as compared to the end of the linked quarter. Year-over-year, loans held for investment grew $209.2 million, or 16.3%, from $1.3 billion as of September 30, 2021.
•Asset quality – Non-performing loans totaled $17.3 million at September 30, 2022, a decrease of $0.5 million from $17.8 million at the end of the linked quarter, and a decrease of $15.5 million from $32.8 million at the end of the prior year quarter. The reduction in non-performing loans in the current quarter compared to the prior year quarter is primarily due to three large non-accrual loan relationships returning to accrual status described in more detail below. The allowance for loan losses to total loans was 1.04% at September 30, 2022, compared to 1.30% at December 31, 2021 and 1.48% at September 30, 2021.
•Deposits – Total deposits increased by $62.0 million, or 4.0%, equal to $1.6 billion as of September 30, 2022 as compared to the end of the linked quarter. Year-over-year deposits grew $181.7 million, or 12.9%, from $1.4 billion as of September 30, 2021.
•Capital – Total shareholder’s equity was $115.4 million and the common equity to assets ratio was 6.25% at September 30, 2022 as compared to 6.93% and 8.00% at the end of the linked quarter and the prior year quarter, respectively. Regulatory capital ratios remain “well-capitalized”, with a tier 1 leverage ratio of 10.60% and a total risk-based capital ratio of 13.84% at September 30, 2022.
The Company's 2019 Repurchase Plan was amended during the second quarter 2021 to authorize the purchase of up to $5.0 million in market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchases. The Company repurchased 108,724 common shares under the plan during 2022 at an average cost of $26.60 per share totaling $2.9 million. As of September 30, 2022, $2.1 million remained available for share repurchases pursuant to the plan.
During the fourth quarter of 2022, the Company's Board of Directors approved a quarterly cash dividend of $0.17 per common share payable January 1, 2023 to shareholders of record at the close of business on December 15, 2022.
Net Interest Income and Net Interest Margin
Net interest income of $15.1 million for the third quarter 2022, increased $0.5 million from the linked quarter, and decreased $0.3 million from the prior year quarter. Driving the increase from the linked quarter was higher interest income, primarily resulting from significant loan growth of 4.5%, more than offsetting the increase in interest expense for interest bearing accounts which reprice in a rising rate environment. While interest income increased $1.1 million in the current quarter compared to the prior year quarter, which was driven by higher interest income from significant loan growth more than offsetting the reduction in PPP fees of $2.0 million, interest expense increased $1.4 million resulting in a $0.3 million decrease in net interest income. Net interest margin, on an FTE basis, was 3.56% for the third quarter, compared to 3.64% for the linked quarter, and 3.78% for the prior year quarter.

Loans
Loans held for investment increased by $64.2 million, or 4.5%, to $1.5 billion as of September 30, 2022 as compared to the end of the linked quarter and increased by $209.2 million, or 16.3%, from the end of the prior year quarter. Included within loans held for investment are PPP loans. At September 30, 2022, PPP loans totaled $0.6 million, as compared to $1.1 million and $25.9 million at the end of the linked quarter and prior year quarter, respectively. Excluding PPP loans, loans held for investment at September 30, 2022 increased 4.5% as compared to the end of the linked quarter, and 18.7% as compared to the end of the prior year quarter.
The yield earned on average loans held for investment was 4.51%, on an FTE basis, for the third quarter 2022, compared to 4.33% for the linked quarter and 4.81% for the prior year quarter. The increase in yield as of September 30, 2022 compared to the end of the linked quarter is reflective of recent market conditions where most loan types have seen an increase in yield, consistent with the two most recent increases in the prime rate which moved the rate from 4.75% in June to 6.25% in September. The decline in yield in the current quarter as compared to the end of the prior year quarter is largely attributed to the aforementioned decrease in PPP fee income.
Asset Quality
Non-performing loans totaled $17.3 million at September 30, 2022, a decrease of $0.5 million from $17.8 million at the end of the linked quarter, and a decrease of $15.5 million from $32.8 million at the end of the prior year quarter. The reduction in non-performing loans in the current quarter as compared to the prior year quarter was primarily due to three large non-accrual loan relationships returning to accrual status. Non-performing loans to total loans was 1.16% at September 30, 2022, compared to 1.25% and 2.56% at the end of the linked quarter and prior year quarter, respectively.
At September 30, 2022, $0.3 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $18.9 million, compared to $0.3 million of the Company's allowance for loan losses allocated to impaired loans totaling $19.3 million at the end of the linked quarter. At September 30, 2022, management determined that $15.9 million, or 84.0%, of total impaired loans required no reserve allocation compared to $16.0 million, or 82.8%, of total impaired loans at the end of the linked quarter primarily due to adequate collateral values.
In the third quarter 2022, the Company had net loan charge-offs of $148,000 compared to net loan charge-offs of $126,000 in the linked quarter, and net loan charge-offs of $106,000 in the prior year quarter. The Company recognized a provision expense for credit losses of $0.3 million for the third quarter 2022 compared to $1.2 million for the linked quarter and $0.3 million for the prior year quarter.
The allowance for loan losses at September 30, 2022 was $15.5 million, or 1.04% of outstanding loans, and 89.4% of non-performing loans. At December 31, 2021, the allowance for loan losses was $16.9 million, or 1.30% of outstanding loans, and 66.4% of non-performing loans. At September 30, 2021, the allowance for loan losses was $18.9 million, or 1.48% of outstanding loans, and 57.6% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of September 30, 2022.

Deposits
Total deposits at September 30, 2022 were $1.6 billion, an increase of $62.0 million, or 4.0%, from June 30, 2022, and an increase of $181.7 million, or 12.9%, from September 30, 2021. Growth in deposits in the third quarter as compared to the linked quarter and prior year quarter has occurred in both non-interest bearing and interest bearing and in nearly all types of deposit products.
Non-interest Income
Total non-interest income for the third quarter ended September 30, 2022 was $3.5 million, a decrease of $0.2 million, or 4.5%, from the linked quarter, and a decrease of $0.3 million, or 7.7%, from the prior year quarter. The change in the current quarter compared to the prior year quarter is primarily due to the decrease in the gain on sale of real estate mortgages of $0.7 million, or 54.1%.
Non-interest Expense
Non-interest expense for the third quarter 2022 was $12.2 million, an increase of $0.7 million, or 5.7%, from the linked quarter, and an increase of $0.4 million, or 3.6%, from the prior year quarter.
The third quarter efficiency ratio was 65.7% compared to 63.4% and 61.4% for the linked quarter and prior year quarter, respectively.
Capital
The Company maintains its “well capitalized” regulatory capital position. At the end of the third quarter 2022, capital ratios were as follows: total risk-based capital to risk-weighted assets 13.84%, tier 1 capital to risk-weighted assets 12.25%, tier 1 leverage 10.60% and common equity to assets 6.25%.
[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	September 30,	June 30,	September 30,
Statement of income information:	2022	2022	2021
Total interest income	$17,893	$16,142	$16,804
Total interest expense	2,826	1,581	1,424
Net interest income	15,067	14,561	15,380
Provision for loan losses	300	1,200	300
Non-interest income	3,485	3,648	3,776
Investment securities (gains) losses, net	1	(9)	126
Non-interest expense	12,195	11,540	11,769
Pre-tax income	6,058	5,460	7,213
Income taxes	1,131	971	1,417
Net income	$4,927	$4,489	$5,796
Earnings per share:
Basic:	$0.73	$0.66	$0.84
Diluted:	$0.73	$0.66	$0.84

	Nine Months Ended
	September 30,
Statement of income information:	2022	2021
Total interest income	$49,471	$48,076
Total interest expense	5,698	4,634
Net interest income	43,773	43,442
(Release of) provision for loan losses	(1,000)	700
Non-interest income	10,859	13,010
Investment securities (losses) gains, net	(12)	140
Non-interest expense	35,962	35,391
Pre-tax income	19,658	20,501
Income taxes	3,633	3,974
Net income	$16,025	$16,527
Earnings per share:
Basic:	$2.36	$2.40
Diluted:	$2.36	$2.40

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	September 30,	June 30,	December 31,	September 30,
	2022	2022	2021	2021
Key financial ratios:
Return on average assets (YTD)	1.21%	1.28%	1.30%	1.28%
Return on average common equity (YTD)	16.00%	16.33%	16.46%	16.37%
Return on average assets (QTR)	1.08%	1.04%	1.35%	1.33%
Return on average common equity (QTR)	15.30%	14.00%	16.70%	16.49%

Asset Quality Ratios
Allowance for loan losses to total loans	1.04%	1.08%	1.30%	1.48%
Non-performing loans to total loans (a)	1.16%	1.25%	1.96%	2.56%
Non-performing assets to loans (a)	1.78%	1.89%	2.76%	3.46%
Non-performing assets to assets (a)	1.44%	1.51%	1.97%	2.56%
Performing TDRs to loans	0.11%	0.12%	0.14%	0.15%
Allowance for loan losses to
non-performing loans (a)	89.38%	86.17%	66.36%	57.65%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	7.55%	7.81%	7.89%	7.82%
Period-end stockholders' equity to period-end assets (YTD)	6.25%	6.93%	8.13%	8.00%
Total risk-based capital ratio	13.84%	13.97%	14.79%	15.01%
Tier 1 risk-based capital ratio	12.25%	12.53%	13.59%	13.64%
Common equity Tier 1 capital	9.82%	9.85%	10.22%	10.26%
Tier 1 leverage ratio	10.60%	10.98%	11.01%	10.82%
(a)Non-performing loans include loans 90 days past due and accruing and non-accrual loans.

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	September 30,	June 30,	December 31	September 30,
Balance sheet information:	2022	2022	2021	2021
Total assets	$1,847,598	$1,789,976	$1,831,550	$1,738,652
Loans held for investment	1,491,997	1,427,828	1,302,133	1,282,820
Allowance for loan losses	(15,505)	(15,353)	(16,903)	(18,929)
Loans held for sale	913	1,716	2,249	4,576
Investment securities	250,516	272,383	316,278	284,543
Deposits	1,592,798	1,530,808	1,516,820	1,411,059
Total stockholders’ equity	$115,405	$124,058	$148,956	$139,094

Book value per share	$16.97	$18.20	$21.66	$20.22
Market price per share	$21.86	$25.49	$24.94	$22.27
Net interest spread (FTE) (YTD)	3.36%	3.41%	3.45%	3.43%
Net interest margin (FTE) (YTD)	3.57%	3.57%	3.62%	3.60%
Net interest spread (FTE) (QTR)	3.28%	3.47%	3.52%	3.62%
Net interest margin (FTE) (QTR)	3.56%	3.64%	3.67%	3.78%
Efficiency ratio (YTD)	65.83%	65.87%	64.81%	62.69%
Efficiency ratio (QTR)	65.73%	63.38%	71.75%	61.44%
About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.
Contact:
Hawthorn Bancshares, Inc.
Stephen E. Guthrie
Chief Financial Officer
TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.